KIRKLAND’S

News Release

Contact:	Kirkland’s	SCR Partners
	Adam Holland	Jeff Black: (615) 760-3679
	(615) 872-4800	Tripp Sullivan: (615) 760-1104
IR@Kirklands.com

KIRKLAND’S REPORTS SECOND QUARTER 2016 RESULTS

NASHVILLE, Tenn. (August 23, 2016) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 26-week periods ended July 30, 2016.

Net sales for the 13 weeks ended July 30, 2016 increased 6.7% to $123.0 million compared with $115.3 million for the 13 weeks ended August 1, 2015. Comparable store sales for the second quarter of fiscal 2016, including e-commerce sales, decreased 4.3% compared with a comparable store sales increase of 6.7% in the prior-year quarter. Kirkland’s opened 13 stores and closed 4 stores during the second quarter, bringing the total number of stores to 391 at quarter end.

Net sales for the 26 weeks ended July 30, 2016, increased 8.3% to $252.9 million compared with $233.6 million for the 26 weeks ended August 1, 2015. Comparable store sales, including e-commerce, for the 26 weeks ended July 30, 2016 decreased 1.8% compared with an increase of 4.8% in the prior-year period. Kirkland’s opened 27 stores and closed 12 during the 26-week period.

For the 13 weeks ended July 30, 2016, the Company reported a net loss of $3.6 million, or ($0.22) per diluted share compared with a net loss of $2.3 million, or ($0.13) per diluted share, for the 13 weeks ended August 1, 2015. For the 26 weeks ended July 30, 2016, the Company reported a net loss of $2.7 million, or ($0.17) per diluted share compared with net income of $0.2 million, or $0.01 per diluted share, for the 26 weeks ended August 1, 2015.

“The second quarter was challenging as our retail locations experienced weak traffic,” said Mike Madden, President and Chief Executive Officer. “E-commerce revenue increased a strong 37% in the quarter, and we’re on track to meet our store opening plans for 2016. Operating costs as a percentage of sales declined, reflecting efforts to tightly manage store and corporate expenses. Gross margin was impacted by deleverage of store occupancy and distribution costs.”

“Traffic remains under pressure as we enter the second half and we’ve adjusted our full-year guidance to incorporate a more conservative outlook,” continued Mr. Madden. “Our seasonal merchandise is performing well thus far and we have planned deeper buys in categories that are trending favorably. Our fall marketing campaign reflects a better balance of value and inspiration, and we’re making improvements to our omni-channel delivery and execution. We’re confident these initiatives can improve our sales performance and we’ll continue to control our expenses and inventories as traffic issues persist. With further execution on our strategy, Kirkland’s is well positioned to deliver stronger sales and earnings growth over the long term.”

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KIRK Reports Second Quarter 2016 Results

August 23, 2016

Fiscal 2016 Outlook

Kirkland’s is updating its outlook for fiscal 2016 as follows:

Store Growth:
For the 52-week period ending January 28, 2017 (“fiscal
2016”), the Company expects to achieve approximately 7% to
9% square footage growth with 40 to 42 new store openings
and 15 to 18 store closings.

Sales:
Total sales for fiscal 2016 are expected to increase
approximately 7% to 8% compared with fiscal 2015, driven
primarily by new store openings. This level of sales
performance assumes that brick & mortar traffic trends
remain challenging, resulting in low-single-digit negative
to flat comparable store sales for the balance of 2016.

Margin & Expenses:
The Company expects its gross profit margin to decline
year-over-year given an increase in supply chain and store
occupancy costs, slightly offset by a higher merchandise
margin. Operating expenses are expected to increase
slightly as a percent of sales. For the full year, the
Company expects a contraction in its operating margin.

Earnings:
Based on the above assumptions, the Company expects fiscal
2016 earnings per share to be in the range of $0.70 to
$0.80. The full year earnings projection assumes a tax
rate of approximately 38.5% and excludes any potential
share repurchases.

Cash Flow:
Capital expenditures in fiscal 2016, which we expect to be
driven primarily by new store openings and continued
investments in omni-channel and supply chain initiatives,
are estimated to range between $28 million and $31 million
compared with $35 million in fiscal 2015.

This updated performance outlook is based on current information as of August 23, 2016. The information on which this outlook is based is subject to change and the Company may update its full year business outlook or any portion thereof at any time for any reason.

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KIRK Reports Second Quarter 2016 Results

August 23, 2016

Investor Conference Call and Web Simulcast

Kirkland’s will host a conference call today, August 23, 2016, at 11:00 a.m. ET. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Tuesday, August 30, 2016, by dialing (412) 317-0088 and entering the confirmation number, 10090828.

A live broadcast of Kirkland’s quarterly conference call will be available online at ir.kirklands.com or https://www.webcaster4.com/Webcast/Page/957/16514 on August 23, 2016, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 392 stores in 36 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, the ability to control employment, and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 8, 2016. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Quarter 2016 Results

August 23, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week	13-Week
	Period Ended	Period Ended
	July 30,	August 1,
	2016	2015
Net sales	$123,017	$115,289
Cost of sales	80,744	72,777

Gross profit	42,273	42,512
Operating expenses:
Operating expenses	41,873	40,904
Depreciation	6,295	5,310

Operating loss	(5,895)	(3,702)
Other expense, net	14	14

Loss before income taxes	(5,909)	(3,716)
Income tax benefit	(2,342)	(1,428)

Net loss	$(3,567)	$(2,288)

Loss per share:
Basic	$(0.22)	$(0.13)

Diluted	$(0.22)	$(0.13)

Shares used to calculate loss per share:
Basic	15,854	17,277

Diluted	15,854	17,277

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KIRK Reports Second Fiscal Quarter 2016 Results

August 23, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	26-Week	26-Week
	Period Ended	Period Ended
	July 30,	August 1,
	2016	2015
Net sales	$252,928	$233,599
Cost of sales	161,118	143,424

Gross profit	91,810	90,175
Operating expenses:
Operating expenses	83,913	79,241
Depreciation	12,268	10,539

Operating (loss) income	(4,371)	395
Other expense, net	28	29

(Loss) income before income taxes	(4,399)	366
Income tax (benefit) expense	(1,748)	125

Net (loss) income	$(2,651)	$241

(Loss) earnings per share:
Basic	$(0.17)	$0.01

Diluted	$(0.17)	$0.01

Shares used to calculate (loss) earnings per share:
Basic	15,817	17,257

Diluted	15,817	17,755

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KIRK Reports Second Quarter 2016 Results

August 23, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	July 30, 2016	January 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$29,581	$44,352	$49,126
Inventories, net	74,166	68,222	65,895
Other current assets	19,874	15,206	14,501

Total current assets	123,621	127,780	129,522
Property and equipment, net	112,157	105,542	94,904
Other assets	3,184	1,934	2,565

Total assets	$238,962	$235,256	$226,991

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$32,384	$28,689	$27,951
Income taxes payable	—	4,863	—
Other current liabilities	26,446	25,943	25,319

Total current liabilities	58,830	59,495	53,270
Non-current deferred income taxes	1,784	1,342	578
Deferred rent and other long-term liabilities	59,795	54,724	48,851

Total liabilities	120,409	115,561	102,699

Net shareholders’ equity	118,553	119,695	124,292

Total liabilities and shareholders’ equity	$238,962	$235,256	$226,991

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KIRK Reports Second Quarter 2016 Results

August 23, 2016

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	26-Week	26-Week
	Period Ended	Period Ended
	July 30, 2016	August 1, 2015
Net cash provided by (used in):
Operating activities	$5,125	$(10,195)
Investing activities	(19,629)	(10,755)
Financing activities	(267)	(29,062)

Cash and cash equivalents:
Net decrease	(14,771)	(50,012)
Beginning of the period	44,352	99,138

End of the period	$29,581	$49,126

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